EXHIBIT 10.49

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is between Howard Tong (“Executive”) and U.S. Auto Parts Network, Inc., its foreign and domestic subsidiaries (whether or not wholly-owned), parent corporations, brother-sister corporations, benefit plans and plan administrators, affiliated entities, joint ventures, successors and/or assigns (collectively referred to as “Company” or “USAP”).

RECITALS

A. Executive was employed by the Company as its Chief Operating Officer. Executive’s employment was terminated by the Company effective December 10, 2007 (“Separation Date”), and Executive will not provide services to the Company after this date. Executive and the Company mutually desire to end their relationship as amicably as possible and eliminate any future disputes. The Company has elected to offer Executive compensation and benefits to which Executive would not otherwise be entitled. The Company and the Executive (“the Parties”) expressly disclaim any wrongdoing or any liability to the other. This Agreement and compliance with it shall not be construed as an admission by the Company or Executive of any liability or violation to the rights of either of the Parties or any other person or as a violation of any order, law, statute duty or contract whatsoever as to either of the Parties or any person.

AGREEMENTS

Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Executive and the Company (for its benefit and the benefit of the other Company Parties as defined below) agree, effective upon the date of execution by Executive, as follows:

1. Acknowledgment. Executive acknowledges that he has been paid all regular salary, expenses, commissions, distributions, earned but unused vacation, bonuses and Company benefits duty and owing as of the Separation Date, less appropriate withholdings and is not owed any monies allowed, including but not limited to those required under the California Labor Code, as of the Separation Date. This sum is not consideration for this Agreement. Information regarding the transfer or distribution of Executive’s 401(k) Retirement Plan Account, while employed with the Company, will be or has been provided to Executive under a separate cover by the Principal Financial Group.

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2. Consideration & Effective Date. The Parties recognize that, apart from this Agreement, the Company is not obligated to provide Executive with any of the benefits set forth hereunder. The “Effective Date” of this Agreement shall be three (3) business days after receipt of this original fully executed Agreement from the Executive. Subject to Executive’s compliance with the terms and conditions of this Agreement, the Company agrees to provide Executive the following consideration on the dates specified below:

(a) Severance. The Company will pay Executive a total of six (6) months severance to be paid in monthly installments, in the gross monthly amount of $20,833.22, less all applicable state and federal withholdings and other lawful deductions (“Severance Payment”). The monthly Severance Payment will be paid to the Executive subject to the terms of this Agreement, and after the Effective Date, as follows: 1) Executive will receive equivalent to three (3) months severance on first payroll period (consistent with the Company’s regular payroll schedule) following the Effective Date; and 2) Executive will then receive the remaining three (3) months of the Severance Payment in three (3) monthly payments for three (3) consecutive months, to be paid on the first day of each month, starting with the second month after the Effective Date, until fully paid out.

(b) COBRA. Executive acknowledges and agrees it is his obligation and discretion to timely enroll and qualify for the benefits under COBRA. Executive further acknowledges and agrees that if he properly and timely enrolls for COBRA benefits it is his obligation to reimburse the Company for the COBRA benefits. As further consideration for this Agreement the Company agrees that upon Executive’s timely and proper election of COBRA continuation coverage under the Company’s health plan and proof provided by Executive of his timely and proper enrollment and qualification for COBRA benefits, the Company will pay Executive’s monthly COBRA premiums, for a maximum of six months, as specified in this paragraph. The Company’s obligation to pay such premium reimbursements will begin only after the Effective Date, to be paid until the earlier of (i) a maximum of six (6) months following the Effective Date, for the period of January through June of 2008, or (ii) until such time as Executive subsequently becomes covered by another group health plan or gains employment with an employer that offers a group health plan. Executive agrees to notify the Company immediately if he becomes eligible for or covered by another group health plan. Executive understands and agrees he is responsible for reimbursing the Company for all other COBRA premiums aside from what has been specified in this paragraph.

(c) Additional Payments. Executive understands he has been paid all expenses and has received all reimbursements owed to him and that such sum is not consideration for this Agreement. In further consideration for this Agreement, the Company agrees to pay Executive a lump sum monthly payment of $850 per month, for a total of six (6) months (hereinafter “Allowance Payment”). The Company agrees to provide the Executive with the Allowance Payment on the first day of each month, starting with the first month following the Effective Date, for a total of six payments paid to the Executive, subject to the terms of this Agreement and as specified herein, in six consecutive months.

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(d) Confirmation. Executive understands and acknowledges that he is not entitled to and would not receive the consideration specified in Paragraphs 2(a), (b), and (c) (referred to hereinafter collectively as the “Consideration”), including the Payment and Severance Payment, but for compliance with the terms and conditions of this Agreement. Executive further acknowledge that said Consideration does not include any wages, accrued but unused vacation or any other money or income to which the Executive is otherwise entitled.

3. Taxes. Not withstanding the tax deductions set forth in Paragraph 2 above, Executive shall pay in full when due, and shall be solely responsible for, any and all federal, state, or local income taxes or other taxes that are or may be assessed against him relating to the Consideration provided, including the Severance Payment and Payment received pursuant to this Agreement, as specified in Paragraph 2, as well as all interest or penalties that may be owed in connection with such taxes. Executive is not relying on any representations or conduct of the Company with respect to the adequacy of the withholdings.

4. Release.

(a) Executive. Executive, hereby forever relieves, releases, and discharges the Company as well as its past, present and officers, directors, administrators, shareholders, employees, agents, attorneys, insurers, divisions, successors, subsidiaries, parents, assigns, representatives, brother/sister corporations, and all other affiliated or related corporations, all benefit plans sponsored by the Company, and entities, and each of their respective present and former agents, employees, or representatives, insurers, partners, associates, successors, and assigns, and any entity owned by or affiliated with any of the above (all of the foregoing are collectively referred to as the “Company Parties”), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before Executive’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Executive’s employment with, or the ending of Executive’s employment with the Company, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended, the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et seq.), the California Fair Employment and Housing

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Act (Cal. Govt. Code § 12900 et. seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.), contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance, or Executive’s 401(k) rights or any other fringe benefit or compensation, including but not limited to stock options; any claim for damages or declaratory or injunctive relief of any kind. The Parties agree and acknowledge that the release contained in this Paragraph 4 does not apply to any vested rights Executive may have, including those under any 401(k) Savings Plan with the Company. Executive represents that at the time of the execution of this Agreement, he suffers from no work-related injuries and has no disability or medical condition as defined by the Family Medical Leave Act. Executive represents that he has no workers’ compensation claims that he intends to bring against the Company. Executive understands that nothing contained in this Agreement, including, but not limited to, this Paragraph 4, will be interpreted to prevent him from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees he is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding. Executive further acknowledges that he has been paid all wages, vacation, bonuses or other income owed to him and thus this release also releases the Company for all claims of unpaid wages, including unpaid overtime wages, related to his employment with the Company and subject to the terms specified in Paragraph 2 of this Agreement. Excluded from this Release are claims that by law cannot be released in this Agreement.

(b) The Company. The Company, on behalf of itself, its officers, and directors, hereby forever relieves, releases, and discharges Executive from any and all known claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, suspected or unsuspected, fixed or contingent, arising out of any act or omission occurring before the Effective Date of this Agreement, including but not limited to any claims based on, arising out of, or related to Executive’s employment with, or the ending of the Executive’s employment with, the Company. The Parties agree however, that this release does not encompass (i) claims for violation of the federal or state securities laws, including but not limited to any claims related to the Executive’s alleged participation in insider trading, or (ii) any other claims that by law cannot be excluded by a release.

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(c) Mistakes in Fact; Voluntary Consent. Executive expressly and knowingly acknowledges that, after the execution of this Agreement, Executive may discover facts different from or in addition to those that he now knows or believes to be true with respect to the claims released in this Agreement. Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and Executive intends to fully, finally, and forever settle and release those claims released in this Agreement. In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional or different claims and Executive assumes the risk of misrepresentations, concealments, or mistakes, and if Executive should subsequently discover that any fact relied upon in entering into this Agreement was untrue, that any fact was concealed, or that his understanding of the facts or law was incorrect, he shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.

(d) Section 1542 of the California Civil Code. Executive expressly waives any and all rights and benefits conferred upon the Parties by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH

THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS

OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE,

WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY

AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(e) No Lawsuits. Executive represents that he has not filed any claims, charges, complaints or actions against the Company or any Company Parties, or assigned to anyone any charges, complaints, claims or actions against the Company or any Company Parties. Executive agrees to take any and all steps reasonably necessary to insure that no lawsuit arising out of any claim released herein shall ever be prosecuted by Executive or on his behalf in any forum, and hereby warrants and covenants that no such action has been filed or shall ever be filed or prosecuted. Executive also agrees that if any claim is prosecuted in his name before any court or administrative agency that he waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law. Executive further agrees to cooperate fully with the Company in the event of a lawsuit or threat of lawsuit arising out of acts and events occurred during Executive’s employment with the Company. In the event there is need for cooperation from the Executive, the Company agrees that any request for cooperation under this paragraph will be reasonable and that the Company will a make good faith effort to accommodate Executive’s schedule.

(f) Confidentiality / Nondisparagment. The Parties agree that, except to the extent required by law, subpoena or by the Company’s independent auditors, they will not disclose to others (i) the fact or terms of this Agreement, (ii) the amounts referenced in this Agreement, including the Consideration specified in Paragraph 2, or (iii) the fact

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of the payment of these amounts. Executive agrees that, except to the extent required by law or subpoena, he will not disclose to others any disparaging or derogatory information pertaining to or relating to (A) the Company or the Company’s business, products, services, officers, directors, agents, attorneys, employees; or (B) Executive’s employment with the Company, or the ending of Executive’s employment with the Company, except that he may disclose such facts to his attorneys, accountants, insurers, spouse, or licensed physician or other professional advisors to whom the disclosure is necessary to effect the purpose for which the professional has been consulted, provided that the professional agrees to be bound by his confidentiality provision. Except as otherwise specifically provided herein, Executive agrees that if ever asked to disclose any fact covered by this Paragraph, he must state words to the effect of “I cannot comment.” Nothing contained in this Paragraph shall preclude Executive from revealing or describing his employment with the Company to his prospective employers; provided however, such disclosure shall be limited to the fact that he was employed by the Company, the dates of his employment, his job title and position with the Company, and the nature of his duties with the Company. Executive agrees to direct all requests for references to Michael McClane, Chief Financial Officer, U.S. Auto Parts Network, Inc., at (310) 735-0085. The Company acknowledges that in describing Executive’s employment with the Company to his prospective employer, it will follow its regular practice of limiting any such disclosure to the fact that he was employed by the Company, the dates of his employment with the Company, his job title and position with the Company, and any other information the Company has been required to disclose by the state or federal securities laws and filings. The Company further agrees that its officers or directors will not knowingly make any derogatory or disparaging statements to any third party about Executive or his separation from the Company unless otherwise required by law or subpoena, and Company shall respond accurately and fully to any question, inquiry, or request for information required by legal process. The confidentiality obligations contained in this Paragraph shall be in addition to any other confidentiality agreements between the Parties. Notwithstanding the foregoing, nothing in this Agreement shall be construed as precluding disclosure where such disclosure is required and compelled by law. In the event that Executive is required and compelled by law to disclose any such matters, he will first give fifteen (15) days advance written notice (or, in the event that it is not possible to provide fifteen (15) days written notice, as much written notice as is possible under the circumstances) to the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order. Executive acknowledges and agrees that this paragraph is a material inducement to the Company’s entering into this Agreement, and further acknowledges and agrees that any breach of this paragraph shall be subject to a claim for damages or equitable relief (or both), including but not limited to injunctive relief. The Company agrees that should it be required by law to disclose this Agreement (or provisions thereof), or through the SEC filings, or some other means, the Company will provide Executive notice of such obligation, as specified in this paragraph.

5. Proprietary Information and Return of Company Property. Executive agrees to continue to abide by the terms and provisions of the U.S. Auto Parts Network, Inc.’s Confidentiality and Non-Disclosure Agreement, which he executed during his employment with

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the Company, and have been attached hereto and incorporated by reference as Exhibit A to this Agreement. Executive further agrees to immediately return all Company property in his possession, including but not limited to all materials, documents, photographs, handbooks, manuals, electronic records, files, laptop computer, blackberry, cellular telephones, keys and access cards, no later than two days after his execution of this Agreement.

6. Remedies. Executive understands that in the event he violates any provision of this Agreement, including the provisions set forth in Paragraphs 4 or 5, then: (a) the Company shall have the right to apply for and receive an injunction to restrain any violation of this Agreement; (b) the Company shall have the right to immediately discontinue any enhanced benefits or Consideration provided to him under this Agreement; (c) Executive will be obligated to reimburse the Company its cost and expenses incurred in defending his lawsuit and enforcing this Agreement, including the Company’s court costs and reasonable attorneys fees; and (d) as an alternative to (c),at the Company’s option, Executive shall be obligated upon written demand by the Company, to repay the Company the cost of all but $500 of the enhanced benefits paid under this Agreement, including the Consideration. Executive acknowledges and agrees that the covenants contained in this Paragraph 6 shall not affect the validity of this Agreement and shall not be deemed to be a penalty or forfeiture. The remedies available to the Company pursuant to this Paragraph 6 are in addition to, and not in lieu of, any remedies which may be available under statutory and/or common law relating to trade secrets and the protection of the Company’s business interest generally.

7. Nonassignment. Executive represents and warrants that he has not assigned or transferred any portion of any claim or rights he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim.

8. Miscellaneous Provisions

(a) Integration. This Agreement constitutes a single, integrated written contract expressing the entire Agreement of the parties concerning the subject matter referred to in this Agreement. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement.

(b) Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement shall be binding upon the Parties to this Agreement unless made in writing and signed by both Parties.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

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(d) Non-Reliance on Other Parties. Except for statements expressly set forth in this Agreement, neither of the Parties has made any statement or representation to any other Party regarding a fact relied on by the other Party in entering into this Agreement, and no Party has relied on any statement, representation, or promise of any other party, or of any representative or attorney for any other Party, in executing this Agreement or in making the settlement provided for in this Agreement.

(e) Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties. Accordingly, neither of the Parties shall be deemed to be the drafter of this Agreement.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the Parties hereto and each of them. In the case of the Company, this Agreement is intended to release and inure to the benefit of the Company and the Company Parties.

(g) Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles.

(h) This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

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EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE

HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS

AGREEMENT, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO

CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE, AND

THAT EXECUTIVE SIGNS THIS AGREEMENT WITH THE INTENT OF

RELEASING THE COMPANY AND THE COMPANY PARTIES FROM

ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

March 11, 2008			March 5, 2008

U.S. AUTO PARTS NETWORK, INC.			EXECUTIVE

By:	/s/ SHANE EVANGELIST		/s/ HOWARD TONG
	Name:	Shane Evangelist	Name:	Howard Tong
	Its:	CEO	Address:*************

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